Tobacco Resolution
	RESOLVED, that Aetna GET Fund, Series C, is excluded from the policy prohibiting the purchase of securities issued by companies whose business
	is involved in the	purchase or sale of tobacco products; and

	FURTHER RESOLVED, that this policy shall be effective April 3, 1997.